UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2010 (January 10, 2010)

MOBILE MINI, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona	85283
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Redemption of 2014 Notes

On January 10, 2011, Mobile Mini, Inc. (the “Company”) redeemed the remaining principal amount of its outstanding 9.75% senior notes due 2014 (the “2014 Notes”). Approximately $177 million of the originally issued $200 million had previously been repurchased including pursuant to the November, 2010 tender offer and consent solicitation for such 2014 Notes. The 2014 Notes were originally issued by Mobile Storage Group, Inc. (“Mobile Storage Group”) and assumed by the Company in connection with its acquisition of Mobile Storage Group in June 2008. The Company redeemed the remaining 2014 Notes pursuant to their optional redemption provisions at a price of 104.875% of the principal amount of outstanding 2014 Notes, plus accrued and unpaid interest to, but not including, the redemption date. The total cash payment for the redemption was approximately $23 million, plus accrued but unpaid interest.

Termination of Indenture

The 2014 Notes were issued pursuant to that certain Indenture, dated as of August 1, 2006 (the “Original Indenture”), by and among Mobile Services Group, Inc., Mobile Storage Group, the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of June 27, 2008, by and among the Company, Mobile Storage Group, the existing and new guarantors named therein and the Trustee, as further amended by the Second Supplemental Indenture, dated as of November 22, 2010, by and among the Company, Mobile Storage Group, the guarantors named therein and the Trustee (the Original Indenture as so amended and supplemented, the “Indenture”).

In connection with the redemption of the remaining 2014 Notes, the Indenture has been satisfied and discharged in accordance with its terms, effective January 10, 2011. The Company did not incur any early termination penalties in connection with the satisfaction and discharge of the Indenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2011

MOBILE MINI, INC.

By: /s/ Christopher J. Miner
Name: Christopher J. Miner
Title: Senior Vice President and
General Counsel